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                                                                    EXHIBIT 99.2

ARV Assisted Living Directors Elected By A Margin of 5-to-1; Emeritus Withdraws Conditional Tender Offer And Cancels Special Shareholder Meeting

Thursday, February 5, 1998 08:21 AM

COSTA MESA, Calif.--(BW HealthWire)--Feb. 5, 1998--After receiving final certified results of voting from the Independent Inspectors of Election, ARV Assisted Living, Inc. (Amex:SRS) today announced that its shareholders voted in favor of ARV's Board of Directors by a margin exceeding 5-to-1.

The Company also announced that it has received notification from Emeritus withdrawing its request for a Special Meeting of ARV shareholders. As a result, the Special Meeting scheduled for Friday, February 6, 1998, is now cancelled.

According to the Inspectors of Election, shareholders voted more than 10.5 million shares, which represents approximately 85% of the approximately 12.4 million shares voted, in favor of the ARV directors.

In addition, the proposal seeking approval for reincorporating as a Delaware corporation and a proposal with respect to the Restated Articles of Incorporation of the company to, among other things, increase the maximum number of authorized directors from nine to ten were approved.

"I wish to thank our individual shareholders as well as the institutions who supported ARV's nominees," said Howard G. Phanstiel, the company's Chairman and Chief Executive Officer.

"During the last three months, the proxy contest and tender offer were distractions for management and the Board. Now we can direct our attention to implementing our strategic plan, including potential new acquisitions, strategic alliances and repositioning of business lines to complement our core business as a provider of high-quality assisted living. Our energy is now totally focused on going forward and enhancing shareholder value.

ARV Assisted Living, Inc. was founded in 1980. The company is one of the nation's leading providers of assisted living. ARV operates 49 communities containing about 6,300 units in 10 states. It has five communities containing 633 units under construction in Florida, Massachusetts and Nevada.

                    CONTACT: ARV Assisted Living
                             Mitch Gellman
                             Director of Investor Relations
                             714/435-4322
                             E-Mail: investor.relations@arvi.com